INGLES MARKETS, INCORPORATED AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE                         Exhibit 11

                                          FISCAL YEAR ENDED SEPTEMBER
                                     -------------------------------------
                                         1997         1996         1995
                                     -----------  -----------  -----------
PRIMARY
  Income before extraordinary item   $20,463,614  $20,731,466  $17,022,530
  Extraordinary item-early
   extinguishment of debt (net of
   income tax benefit)                  (565,275)           -            -
                                     -----------  -----------  -----------
  Net Income                         $19,898,339  $20,731,466  $17,022,530
                                     ===========  ===========  ===========
  Shares
   Weighted average number of common
    shares and common stock
    equivalent shares outstanding     21,437,104   18,520,459   18,316,672
                                     ===========  ===========  ===========
  Primary earnings per common
   share before extraordinary item   $       .96  $      1.12  $       .93
  Extraordinary item-early
   extinguishment of debt                   (.03)           -            -
                                     -----------  -----------  -----------

  Primary earnings per common share  $       .93  $      1.12  $       .93
                                     ===========  ===========  ===========

FULLY DILUTED
  Income before extraordinary item   $20,463,614  $20,731,466  $17,022,530
  Add after tax and bonus effect of
   interest expense applicable to
   Convertible Subordinated
   Debentures                             89,509    2,014,359    2,138,566
                                     -----------  -----------  -----------
  Fully diluted earnings before
   extraordinary item                 20,553,123   22,745,825   19,161,096
  Extraordinary item-early
   extinguishment of debt (net of
   income tax benefit)                  (565,275)           -            -
                                     -----------  -----------  -----------
  Fully diluted earnings             $19,987,848  $22,745,825  $19,161,096
                                     ===========  ===========  ===========

  Shares
   Weighted average number of common
    shares and common stock
    equivalent shares outstanding     21,437,104   18,724,105   18,316,672
   Additional shares assuming
    conversion of Convertible
    Subordinated Debentures *            179,899    3,374,685    3,374,685
                                     -----------  -----------  -----------
   Weighted average number of common
    shares outstanding as adjusted    21,617,003   22,098,790   21,691,357
                                     ===========  ===========  ===========

  Fully diluted earnings per common
   share before extraordinary item   $       .95  $      1.03  $       .88
  Extraordinary item-early
   extinguishment of debt                   (.03)           -            -
                                     -----------  -----------  -----------

  Fully diluted earnings per common
   share                             $       .92  $      1.03  $       .88
                                     ===========  ===========  ===========

* Additional shares assuming conversion of the Convertible Subordinated Debentures are computed using the weighted average of Debentures outstanding during the period.





                                       51